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                                                                   Exhibit 10.26


ecember l3, 1999


Mr. John Mutch


Dear John,

     On behalf of the Board of Directors of HNC Software Inc ("HNC"), we would like to offer you the position of President and Chief Executive Officer of HNC, effective as of January 15, 2000 (the "Commencement Date" ), subject to the following terms and conditions:

     1. TITLE; SALARY. Effective as of the Commencement date of January 15, 2000, you will be employed as President and Chief Executive Officer of HNC. You will report to the HNC Board of Directors. Your salary will be al the rate of $400,000 annually, effective as of the Commencement Date.

     2. EMPLOYMENT TERM. The Term of your employment as President and Chief Executive Officer under this Agreement (the "Employment Term") will commence on the Commencement date and end on the first ( lst) anniversary of the Commencement Date.

     3. BONUS. You will be eligible for a target bonus of up to a maximum of $240,000 for fiscal year 2000, based on attainment of bonus objectives determined by the HNC Board of Directors, to be paid in Q-l of 2001 based on your performance against the agreed upon bonus objectives. It your employment with HNC is Terminated due to a "Termination without Cause" (as defined m
Section 6(c) below) prior to the normal bonus payment date, you will receive the pro rata portion of any bonus earned as of the date of termination (prorated according to the portion of the Employment Term during which you remained employed with HNC). Your rights to receive a bonus with respect to fiscal year 1999 will be governed by the terms of your employment agreement with HNC dated as of October 13, 1999 appointing you HNC's President and Chief Operating Officer (the "October 1999 Agreement").

     4. BENEFITS. You will be eligible to participate in HNC's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with HNC polices in effect during the term of this Agreement and will receive such other benefits as HNC generally provides to its other employees of comparable position and experience.

     5. OPTIONS. The Compensation Committee of The Board of Directors has approved that you be granted an additional option to purchase up to 100,000 shares of the Company's common stock (the "New Option'), subject to the execution of this Agreement and your executing a stock option grant agreement consistent with the terms and conditions of the HNC option plan under which the New Option is granted. The date of grant of the New Option will be the date on which you execute and deliver this Agreement to HNC and the exercise price per share of the New Option will be the fair market value of HNC's common stock on the date of grant of the New Option as determined under such HNC option plan. The right to exercise the New Option will vest in 48 equal monthly installments beginning one month from the Commencement Date. Notwithstanding anything herein to the contrary, the New Option will not vest (nor will there be any acceleration of vesting) prior to the Commencement Date or unless and until you in fact accept this offer and take office HNC's President and Chief and Executive Officer as of the Commencement Date.

     6. AT-WILL EMPLOYMENT. Your employment with HNC will be at-will and may be terminated by you or by HNC at any time for any reason as follows:


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          (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination");

          (b) HNC may terminate your employment upon written notice to you at any time following a determination by two thirds (2/3) vote of all members of HNC's Board of Directors (excluding yourself at the time you are a member of HNC's Board of Directors) that there is "Cause" as defined below, for such termination ("Termination for Cause");

          (c) HNC may terminate your employment upon written notice to you at any time in the sole discretion of the HNC Board of Directors without a determination that there is Cause for such Termination ("Termination without Cause").

          (d) Your employment will automatically Terminate upon your death or upon your Disability (as defined below) as determined by the Board of Directors ("Termination for Death or Disability")

For purposes of this agreement, the term"disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.


     For purposes of this agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to HNC (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to HNC, after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which file Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) continued failure to perform your duties to HNC as requested by the Board of Directors (other than as a result of a disability); (iii) commission of any act of fraud with respect to HNC; or (iv) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of HNC. No act or failure to act by you shall be considered "willful' if done or omitted by you in good faith with reasonable belief that your action or omission was in tile best interests of HNC.

     7. SEPARATION BENEFITS. Upon termination of your employment with HNC for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under HNC's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Subject to 7(f) below, under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of stock options.

          (b) Subject to your compliance with Section 8 below and the provisions of Section 7(f) below, in the event of your Termination without Cause: (i) you will be entitled to a severance payment equal to your annual salary prorated for the remainder of the Employment Term (less applicable deductions and withholdings) payable within thirty (30) days after the effective date of your Termination; and (ii) your New Option as described herein and the option to purchase up to 100,000 shares of HNC common stock that was granted to you as described in Section 5 of the October 1999 Agreement (the "October 1999 Option") will accelerate and become 100% vested and exercisable. Any other options or restricted stock awards granted to


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     you by HNC (Whether in the past or in the future) will not accelerate pursuant to this subsection but will continue to be governed by the terms of the stock option or restricted stock agreement and applicable HNC option plan.

          (c) Subject to Section 7(f) below, in the event of your Termination for Death or Disability, the New Option and the October 1999 Option will accelerate and become 100% vested and exercisable. Any other options or restricted stock awards granted to you by HNC (whether in the past or in the future) will not accelerate pursuant to this subsection but will continue to be governed by the terms of the stock option or restricted stock agreement and the applicable HNC option plan.

          (d) If your severance and other benefits provided for in this Section 7 constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 7 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after tax-basis of the greatest amount of severance and other benefits.

          (e) No payments due you hereunder shall be subject to mitigation or offset.


          (f) Not withstanding anything in the preceding paragraphs of this
     Section 7 to the contrary, you hereby acknowledge and agree that, in the event of a termination of your Employment with HNC prior to the Commencement Date of January l5, 2000 for any reason, whatsoever (including without limitation any Voluntary Termination, Termination for Cause, Termination without Cause or Termination the Death or Disability): (i) effective upon such termination of your employment the New Option will immediately and automatically terminate, will not be or become exercisable and will not vest or accelerate; and (ii) in the case of a Termination without Cause, the severance payment referred to in clause (i) of Section 7(b)will be based on your current annual salary rate of $325,000 per annum, rather than the new salary rate of $400,000 per annum that is to take effect upon the Commencement Date.

     8. RELEASE. You agree that the provisions of section 7(b) above will not apply unless you (i) have executed a general release (in a form prescribed by HNC) of all known and unknown claims that you may then have against HNC and/or persons or entities affiliated with HNC and (ii) have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims.

     9. GOVERNING LAW. This Agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

     10. ENTIRE AGREEMENT. This Agreement and your employee invention assignment and confidentiality agreement with HNC contain the entire agreement and understanding of the parties with respect to the subject mature hereof. This Agreement will supersede in its entirety the October 1999 Agreement, EXCEPT THAT the following provisions of the October 1999 Agreement will survive and continue in effect to the extent provided below: (a) Section 2 (Title; Salary) shall continue in effect until the Commencement Date; (b) Section 3 (Bonus) shall survive and apply with regard to your bonus program for fiscal 1999; and (c)
Section 5 (Options) shall survive. Except as provided in this Agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

     11. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by


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purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of HNC's business and/or assets. For all purposes of this Agreement, the term "HNC" shall include any successor to HNC's business and/or asserts which becomes bound by this Agreement.

     We look forward to your continued contributions as part of the HNC team.

                                    Sincerely yours,



                                    By: Robert L North
                                    Chairman of the Board

By signing this letter, I am agreeing to the above.


Signature:   /s/ John Mutch                  Date: December 14,1999
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